EXHIBIT 11
                                                                      ----------

                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss



                                                        Six months ended
                                                        ----------------
                                                            June 30,
                                                            --------
                                                       2004           2003
                                                   -----------    -----------
 Computation of Loss Per Share:


 Weighted average number of common shares
   outstanding                                      28,716,134     18,716,134

 Loss applicable to common stock:1

   From continuing operations                      $(4,442,000)   $(4,241,000)
   From discontinued operations                                        11,000
                                                   -----------    -----------
                                                           --            --
   Net loss                                        $(4,442,000)   $(4,230,000)
                                                   ===========    ===========

 Basic and diluted loss per common share:

   From continuing operations                          $ (0.15)       $ (0.23)
   From discontinues operations                          (0.00)         (0.00)
   Net loss                                            $ (0.15)       $ (0.23)
                                                       =======        =======




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(1) Losses applicable to Common Stock includes unpaid preferred stock dividends for the six months ended June 30,2004 and 2003 in the amount of $4,557,000 and $4,317,000 respectively.